Exhibit 99.1

Jerrick Announces Fiscal Year 2019 Results Delivered by a Powerful and Scalable Business Model

FORT LEE, N.J., March 31, 2020 -- Jerrick Media Holdings, Inc. (OTCQB: JMDA) (the “Company” or “Jerrick”) today announced the timely filing of its 10-K for the fiscal year ended December 31, 2019.

Commented Jerrick CEO Jeremy Frommer, “We had a strong finish to 2019. Development-wise, this year saw a series of significant reinforcements to the foundation of our company’s flagship platform, Vocal. Product improvements for an enhanced content creation experience as well as systems and compliance updates have been of primary importance. Additionally, Vocal’s creative community now benefits from the Vocal+ premium membership program. The company’s Vocal for Brands offering continued to expand its client base, with the addition of  relevant direct to consumer brands such as Daily Harvest and Lull. More recently, the launch of creator Challenges in collaboration with brands like Vimeo have introduced a broadening suite of capabilities for our creators and brand partners.”

“We find ourselves in a world where we are all online all the time, as evidenced by the recent  surge in digital content and global consumption. Jerrick provides the creative community a needed solution to a growing problem. Vocal, is a safe, reliable, and easy-to-use technology platform to create, distribute, and monetize content. Additionally, Vocal’s framework was designed to seamlessly absorb and integrate distressed digital assets. All of this bodes well for the growth of Jerrick’s portfolio of revenue streams and acquisition opportunities in today’s new business environment.”

2019 Financial Results

Full Year 2019 Revenues (Disaggregated by Revenue Source):

	Year Ended December 31
	2019	2018	% Change
Branded Content	$107,335	$60,485	78%
Creator Subscriptions	$31,997	-	-
Managed Services	$283,332	-	-
Affiliate Sales	$15,300	$11,553	32%
Other Revenue	$15,042	$8,860	70%
Total	$453,006	$80,898	460%

Revenues for fiscal year 2019 totaled $453,006, a 460% increase from the previous year. The Company introduced two new revenue lines in the fourth quarter alone which generated approximately $254,000 in revenues and carried in excess of $50,000 in deferred revenues at year end.

Overall, the increase in revenues this year, and in the fourth quarter in particular, is largely attributable to the launch of the Vocal+ paid subscription model and the integration of Seller’s Choice into Jerrick’s infrastructure following its acquisition by the Company in late third-quarter 2019. Vocal for Brands accelerated its product offering in the fourth quarter and is expected to ramp up significantly in fiscal year 2020 with the addition of well-known enterprise clients and increasing campaign price points.

New revenue lines for 2020 include new microtransaction features, the development of e-commerce brand revenues, B2B white labeling of our proprietary technology, as well as a number of other initiatives currently in the ideation stage for our portfolio of revenue lines.

Full Year 2019 Financial Summary and Comparison:

	Year Ended December 31
	2019	2018	% Change
Net Revenue	$453,006	$80,898	460%
Gross Margin	$453,006	$80,898	460%
Operating Expenses	$7,669,984	$5,767,153	33%
Loss From Operations	$(7,216,978)	$(5,686,255)	27%
Other Expenses	$(818,394)	$(6,327,287)	-87%
Net Loss	$(8,035,372)	$(12,013,542)	-33%
Loss per common share – basic and diluted	$(0.98)	$(4.16)	-76%

2020 Company Outlook

Continued Frommer: “These are very difficult times, and while history tends to repeat itself, each crisis I have witnessed in my career has its own unique scope, context, and implications. The crisis we are currently facing is very much unprecedented, and its myriad butterfly effects still remain to be seen.”

“I have published the Jerrick (OTCQB: JMDA): FY 2019 Shareholder Letter + White Paper to more fully address our management team’s perspective on our company and offer deeper insight into how we operate and adapt to changing circumstances. My hope is to reaffirm our steadfast commitment to our investors, and to affirm for our network that we will not only withstand these uncertain times, but will come out a better company on the other side.”

Safe Harbor Statement

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

About Jerrick

Jerrick Media Holdings, Inc. is the parent company and creator of the Vocal platform. The Company creates technology-based solutions to solve problems for the creative community. Through a combination of design, development, and data analysis, Jerrick identifies and leverages opportunities within the digital platform and content monetization space. Jerrick’s flagship product is Vocal, a proprietary technology platform which provides creators with storytelling tools, engaged communities, and opportunities to monetize their content. Since launching in 2016, Vocal has become home to over 565,000 content creators and brands of all shapes and sizes, attracting audiences across a network of the Company’s 100% owned-and-operated communities.

Jerrick: https://jerrick.media
Jerrick IR: https://investors.jerrick.media
Vocal Platform: https://vocal.media
Investor Relations Contact: ir@jerrick.media

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